Exhibit 99.1

Investor Relations Contact:	Public Relations Contact:
James Carbonara Hayden IR (646)755-7412 james@haydenir.com or ir@Hipcricket.com	Adam Curtis Abel Communications (443) 869-2197 ext.142 adam@abelcommunications.com

Hipcricket, Inc. Reports Fiscal Second Quarter Results

Revenue Growth Accelerates 23% while Decreasing Operating Expenses 30%; Completes a $9.6 Million Capital Raise

KIRKLAND, WA--(Marketwire - October 8, 2013) - Hipcricket®, Inc., (OTCBB: HIPP) (OTCQB: HIPP) the one-stop mobile advertising and marketing company, announces its operating results for the second quarter ended August 31, 2013.

Second Quarter Highlights

•	Increased second quarter revenue 23% to $7.6 million from $6.2 million in the same period last year.
•	Secured significant new customer relationships with Google and Mondelēz International and expanded relationship with MGM International.
•	Increased average annual revenue per customer 46% to approximately $105,000 from $72,000 on a trailing twelve month basis.
•	Completed a $9.6 million financing subsequent to the end of the quarter, setting foundation for accelerating future growth.

Ivan Braiker, CEO of Hipcricket commented, “We achieved accelerated year-over-year growth in the second quarter, compared to the first quarter of this year and the same quarter one year ago. We believe that improving market conditions, better company execution, and changing the corporate name to Hipcricket, Inc. as well as centralizing leadership in our Kirkland headquarters, puts us in an optimal position to continue this growth trend for the rest of the year. We have secured significant new customer relationships, most recently being contracted by Mondelēz International and Google to build mobile websites for multiple global brands. Our expanded sales team is growing our pipeline, getting deeper into sales cycles, and closing business faster. Over the balance of the year, we will work to increase the number of brands we are working with and the number of products being used by our existing customers.  We also will seek to add new clients to our existing base, which now includes 26 of the Fortune 100 companies. As we head into the end of the year, we decided now was an opportune point in our development as a company to secure additional funding for investment in our future.”

Outlook
For the full fiscal year 2014 Hipcricket reiterates previous guidance that it expects revenue to be in the range of $34.0 - $35.4 million.

Second Quarter Financial Results

Revenue for second quarter of fiscal 2014 increased to $7.6 million, from $6.2 million for second quarter of fiscal 2013, an increase of 23%.

Operating expenses for the second quarter of fiscal 2014 were $7.6 million compared to $10.9 million in second quarter of fiscal 2013. Non-GAAP operating expenses, defined as total operating expenses adjusted for non-cash charges for second quarter fiscal 2014 decreased to $5.5 million from $7.8 million for second quarter fiscal 2013.

Net loss for the second quarter of fiscal 2014 was $3.4 million, or $0.03 per share, compared to a net loss of $2.3 million, or $0.02 per share, for the second quarter of fiscal 2013. Excluding non-cash charges and benefits, the non-GAAP loss for second quarter fiscal 2014 was $1.3 million compared with $4.1 million for second quarter fiscal 2013.

As of August 31, 2013, backlog decreased 1% to $18.7 million from $18.9 million compared to August 31, 2012.

Second quarter bookings (the dollar value of contracts signed during the second quarter) were $7.9 million, level with the same period last year.

Cash and cash equivalents as of August 31, 2013 were $360,000 with borrowings on our revolving credit facility of $1.7 million and an additional $1.7 million available under that facility.

Operating results and non-cash charges are shown below, including reconciliation of net loss to non-GAAP financial measurements noted above.

Funding

On October 4, 2013 Hipcricket closed a $9.6 million financing transaction.  The investors purchased units of our securities at $0.40 per unit.  Each unit consisted of one share of our common stock and a warrant to purchase 30% of one share of common stock. The warrants have a term of 5 years and have an exercise price of $0.60. An aggregate of 23.9 million shares of our common stock and warrants to purchase up to 7.2 million shares of our common stock were purchased in the financing.

Non-GAAP information and reconciliation to comparable GAAP financial measures (unaudited):

This press release includes financial measures defined as non-GAAP financial measures by the SEC. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles accepted in the United States of America ("GAAP"). Generally, a non-GAAP financial measure is a numerical measure that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. We supplement our GAAP disclosures with Non-GAAP Operating Expenses and Non-GAAP Earnings (Losses). These amounts exclude non-cash items including share-based compensation expense, depreciation and amortization (including impairment charges), and acquisition related contingent consideration (including fair value adjustments and deferred income tax benefits). The following table reconciles Non-GAAP Operating Expenses and Non-GAAP Earnings (Losses) to the comparable GAAP measures (Unaudited):

	3 months ended		6 months ended
	August 31,		August 31,
Non-GAAP Operating Expenses	2013	2012	2013	2012
Total Operating Expense	$7.6	$10.9	$16.8	$21.6
Share-based compensation expense	(0.8)	(1.5)	(2)	(2.9)
Depreciation and amortization	(1.3)	(1.6)	(2.6)	(3.1)
Total Non-GAAP Operating Expenses:	$5.5	$7.8	$12.4	$15.6

	3 months ended		6 months ended
	August 31,		August 31,
Loss before non-cash charges	2013	2012	2013	2012
Net loss as reported (GAAP)	$(3.4)	$(2.3)	$(9.4)	$(7.2)
Share-based compensation expense	0.8	1.5	1.9	2.9
Depreciation and amortization	1.3	1.6	2.6	3.1
Deferred income tax benefits		-		(2.6)
Change in acquisitition contingent consideration		(4.9)		(4.9)
Loss before non-cash charges	$(1.3)	$(4.1)	$(5.0)	$(8.7)

Management will host a conference call today at 4:30 p.m. ET.

To join the conference call, please dial 877-941-1427 (domestic call-in) or 480-629-9664 (international call-in).

A live webcast and replay will be available in the investor events section of Hipcricket's website (http://hipcricket.com/investor_events). All participants should call or access the website approximately 10 minutes before the conference begins.

A telephone replay of the conference call will be available from 7:30 p.m. ET on October 8, 2013 until 11:59 p.m. ET on October 15, 2013 by calling 877-870-5176 (domestic) or 858-384-5517 (international) and entering confirmation # 4644000. An archived replay of the conference call will also be available in the corporate section of the company's website.

About Hipcricket Technologies, Inc.

Hipcricket, Inc. (OTCBB: HIPP) & (OTCQB: HIPP) provides a unified mobile engagement platform that drives awareness, sales and loyalty. The AD LIFE® platform has been used by internationally recognized brands and agencies to power over 250,000 campaigns across SMS, 2D/QR codes, mobile websites, advertising networks, social media and branded apps. Hipcricket, Inc. is headquartered in Kirkland, Wash. For additional Hipcricket news and information, please visit www.hipcricket.com or text “NEWS” to 24474.

Hipcricket®, Augme Technologies™, Augme®, AD LIFE®, BOOMBOX®, AD SERVE® and the Hipcricket and Augme logo are trademarks of Hipcricket, Inc. All rights reserved. 2009-13.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive position, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "August," "could," "should," "will," and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in our Form 10-K for the year ended February 28, 2013, and more recent reports filed with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended August 31, 2013. Our forward-looking statements speak only as of the date of this release. We undertake no obligation to update or revise such forward-looking statements to reflect new information or future events or developments.

# #

Consolidated Balance Sheets
(In thousands)
	August 31, 2013	February 28, 2013
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash & cash equivalents	$360	$4,353
Restricted Cash	215	214
Accounts receivable, net	5,792	5,707
Prepaid expenses and other current assets	506	772
Total current assets	6,872	11,046

Intangible assets held for sale	3,500	3,500
Property and equipment, net	71	83
Goodwill	35,060	35,060
Intangible assets, net	23,598	25,812
Deposits	261	238
TOTAL ASSETS	$69,364	$75,739

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$5,138	$4,812
Accrued liabilities	1,762	2,614
Deferred revenues	600	852
Line of credit	1,669
Total Current liabilities	9,169	8,278

LONG TERM LIABILITIES
Deferred income tax liability	3,518	3,518
Accrued liabilities	48	82

TOTAL LIABILITIES	12,735	11,878

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock	13	13
Additional paid in capital	177,399	175,242
Accumulated deficit	(120,783)	(111,394)
Total stockholders' equity	56,629	63,861

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$69,364	$75,739

Consolidated Statements of Operations
Unaudited
(In thousands except Net Loss Per Share and Shares Outstanding)

	Three Months Ended		Six months Ended
	August 31,		August 31,
	2013	2012	2013	2012

REVENUE	$7,593	$6,189	$13,458	$11,268

COST OF REVENUES	3,381	2,474	5,984	4,410

OPERATING EXPENSES
Sales and Marketing	2,824	3,912	6,161	7,504
Technology and Development	1,370	1,833	3,358	4,010
General and Administrative	2,099	3,541	4,776	6,983
Depreciation and Amortization	1,278	1,589	2,553	3,084

Total operating expenses	7,572	10,875	16,849	21,581

LOSS FROM OPERATIONS	(3,360)	(7,160)	(9,375)	(14,724)

OTHER INCOME (EXPENSE)
Interest income (expense), net	(14)	0	(15)	3
Acquisition related contingent consideration		4,861		4,861

NET LOSS BEFORE INCOME TAXES	(3,374)	(2,300)	(9,389)	(9,861)

Income tax benefit				2,619

NET LOSS	$(3,374)	$(2,300)	$(9,389)	$(7,242)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.03)	$(0.02)	$(0.07)	$(0.08)

WEIGHTED AVERAGE SHARES OUTSTANDING	130,164,694	96,317,737	129,880,120	95,403,523

Consolidated Statements of Cash Flows
Unaudited
(In thousands)	3 months ended		6 months ended
	August 31,		August 31,
	2013	2012	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,374)	$(2,300)	$(9,389)	$(7,242)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,278	1,589	2,553	3,084
Bad debt expense	23	15	23	38
Common stock issued for services	225	625	271	625
Deferred income tax benefits				(2,619)
Loss on sale or disposal of fixed assets			1
Share-based compensation expense	827	1,516	1,879	2,926
Fair value adjustment of acquisition related contingent consideration	-	(4,861)	-	(4,861)
Changes in operating assets and liabilities:
Accounts receivable	(654)	(1,056)	(108)	(1,072)
Prepaid expenses and other current assets	146	(113)	266	(179)
Interest on restricted cash			(0)
Deposits	(10)	(15)	(23)	99
Accounts payable &accrued liabilities	458	1,655	(522)	2,353
Deferred revenue	(512)	10	(252)	(181)
Long-term liability	(17)	(13)	(34)	(33)
CASH USED IN OPERATING ACTIVITIES	(1,612)	(2,948)	(5,335)	(7,060)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for purchase of patents	2	(121)	(44)	(688)
Cash paid for patent defense costs	(48)	(861)	(231)	(2,254)
Cash paid for acquisition related contingent consideration				(2,000)
Cash paid for long-term investment				(200)
Additions to property and equipment	(55)		(55)
CASH USED IN INVESTING ACTIVITIES	(101)	(982)	(329)	(5,142)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds received from line of credit	669		1,669
Proceeds received from exercise of options /warrants		1,163	3	1,250
CASH PROVIDED BY FINANCING ACTIVITIES	669	1,163	1,672	1,250

NET DECREASE IN CASH	(1,044)	(2,767)	(3,992)	(10,953)
CASH AT BEGINNING OF PERIOD	1,404	3,243	4,353	11,429

CASH AT END OF PERIOD	$360	$476	$360	$476

Supplemental data:
NET LOSS	(3,374)	(2,300)	(9,389)	(7,242)

CASH FLOWS FROM OPERATING ACTIVITIES, before changes in operating assets and liabilities	(1,022)	(3,415)	(4,663)	(8,048)
CASH FLOWS FROM OPERATING ACTIVITIES	(1,612)	(2,948)	(5,335)	(7,060)

CASH FLOWS FROM INVESTING ACTIVITIES	(101)	(982)	(329)	(5,142)

CASH FLOWS FROM FINANCING ACTIVITIES	669	1,163	1,672	1,250

NET DECREASE IN CASH	(1,044)	(2,767)	(3,992)	(10,953)
CASH AT BEGINNING OF YEAR	1,404	3,243	4,353	11,429
CASH AT END OF PERIOD	360	476	360	476

Totals may not add due to rounding.